Exhibit 99.1

City Office REIT Reports Second Quarter 2015 Results

-Increases 2015 Same-Store NOI Guidance

-Announces Pending Dallas Acquisition

VANCOUVER—August 6, 2015—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter ended June 30, 2015.

Second Quarter Highlights

•	Achieved Core Funds From Operations (“Core FFO”) of $4.2 million, or $0.27 per fully diluted share;

•	Reported Adjusted Funds From Operations (“AFFO”) of $3.3 million, or $0.21 per fully diluted share. Adding back the leasing commissions associated with the previously announced 178,330 square foot lease completed during the second quarter with the Dun & Bradstreet Corporation (“D&B”) results in a normalized AFFO of $4.1 million, or $0.26 per fully diluted share;

•	Increased in-place and committed occupancy from 94.5% to 95.2% representing the fifth consecutive quarter of increases;

•	Executed approximately 380,000 square feet of new and renewal leases during the quarter, including leases which will commence subsequent to quarter end. This includes the previously announced 10 year lease with St. Luke’s Regional Medical Center, Ltd. (“St. Luke’s”) for 147,657 square feet in Boise, Idaho as well as the previously announced 178,330 square foot early renewal with D&B until January 2027 in Allentown, Pennsylvania;

•	Updated the 2015 Cash Net Operating Income (“NOI”) and GAAP NOI outlook range for the nine properties owned at December 31, 2014 due to strong leasing activity and stable expenses. The updated range has been increased to $28.7 to $29.1 million for Cash NOI and $28.0 to $28.4 million for GAAP NOI;

•	Completed the previously announced Superior Pointe and DTC Crossroads acquisitions in Denver, Colorado for a combined purchase price of $60.8 million;

•	Subsequent to the end of second quarter expanded the Secured Credit Facility from $35 to $75 million; and

•	Subsequent to the end of the second quarter, entered into an agreement of purchase and sale for the acquisition of Granite 190, a 307,400 square foot Class A multi-tenant property in Dallas, Texas for $54.4 million.

“City Office demonstrated remarkable progress during the second quarter,” commented James Farrar, City Office’s Chief Executive Officer. “Our focus on securing long-term leases with strong credit tenants, and creating value by leasing vacant space has significantly enhanced the value of our real estate. These efforts have resulted in committed and in-place occupancy exceeding 95%, a testament to the strength of our strategy, operating partners, real estate and markets. While our large leases with Dun & Bradstreet and St. Luke’s were the highlights of the quarter, we are seeing positive trends across our entire portfolio. Our City Center asset has achieved 100% in-place and committed occupancy and Central Fairwind’s in-place and committed occupancy is 87.5% versus 72.1% a year ago. Furthermore, our focus on executing value enhancing acquisitions has positioned us to deliver continued cash flow growth.”

Financial Results for the Second Quarter 2015

Core FFO was $4.2 million or $0.27 per fully diluted share. AFFO was $3.3 million or $0.21 per fully diluted share. Adding back the leasing commissions associated with the previously announced 178,330 square foot lease completed during the quarter with D&B results in a normalized AFFO of $4.1 million, or $0.26 per fully diluted share. Net loss attributable to the Company for the three months ended June 30, 2015 was $1.8 million, or ($0.15) per share.

A reconciliation of Core FFO and AFFO to GAAP net income can be found at the bottom of this release.

2015 Revised Outlook

After considering the Company’s year-to-date performance, City Office REIT is revising its 2015 Cash NOI and GAAP NOI outlook range for the nine properties owned at December 31, 2014. The updated Cash NOI range has been increased to $28.7 to $29.1 million and the GAAP NOI range has been increased to $28.0 to $28.4 million. The prior guidance was $27.7 to $28.3 million for Cash NOI and $27.2 to $27.8 million for GAAP NOI. These estimates exclude all property acquired during calendar 2015.

Portfolio Operations

The Company reported that its total portfolio as of June 30, 2015 contained 2.7 million net rentable square feet and was 95.2% occupied, including recently signed leases not commenced at the end of the second quarter. Excluding the impact of acquisitions that occurred during the quarter, this represents approximately a 140 basis point increase compared to the end of the prior quarter. City Office’s net operating income (“NOI”) was $7.5 million on a GAAP basis and $7.6 million on a cash basis during the second quarter of 2015. NOI included limited results from both Superior Pointe, which was acquired on June 17, 2015 and DTC Crossroads which was acquired on June 30, 2015.

Leasing Activity

During the second quarter of 2015, the Company commenced eight new leases for 23,000 square feet and one renewal for 2,000 square feet. Early renewals signed in the second quarter totalled 180,000 square feet, taking the total leasing activity in the quarter to 205,000 square feet. The early renewals include the previously announced D&B lease for 178,330 square feet until January 2027 in Allentown, Pennsylvania. As part of this early renewal, the Dun & Bradstreet Corporation, which is the investment grade parent entity, replaced its subsidiary that was previously the tenant. The total estimated cost of tenant inducements and leasing commissions is approximately $6.9 million of which $0.8 million was accrued as of June 30, 2015 for leasing commissions.

New Leasing – During the second quarter of 2015, the Company signed 178,000 square feet of new leases with a weighted average lease term of 9.3 years at an average rent per square foot of $17.65 and at an average cost of $4.05 per square foot per year. These results include the previously announced 10 year lease with St. Luke’s for 147,657 square feet in Boise, Idaho.

The St. Luke’s lease is expected to commence on July 1, 2016 after a build-out of approximately six months. The lease is for the entire Plaza I building totalling 147,657 square feet with a blended starting rent of $16.26 per square foot on a gross basis ($17.00 for the office space and $12.00 for the basement space). The lease provides for 1.5% annual increases to the base rental rate. The build-out is anticipated to take approximately six months, resulting in downtime for the Plaza I building beginning on January 1, 2016. During this period of time, the estimated lost rental revenue will be approximately $1.2 million. The total estimated cost of tenant improvements and leasing commissions is approximately $6.0 million of which $1.2 million was incurred during the second quarter.

Renewal Leasing – The Company signed 180,000 square feet of renewal leases, including the previously announced early extension of the D&B lease, at an average rent per square foot of $16.44 and at an average cost of $3.78 per square foot per year. The D&B extension lease rate is $16.50 triple net (“NNN”) commencing on December 1, 2016 and increasing by 2.5% per annum.

Central Fairwinds Earn-out Liability

As part of the IPO formation transactions, the Central Fairwinds property in downtown Orlando included a future earn-out liability linked to achieving future leasing and cash flow milestones. As a result of the faster than anticipated leasing results, the Company increased the expected value of the Earn-out liability by $0.6 million to $8.6 million at June 30, 2015. Also during the quarter, the 70% occupancy threshold was achieved and $3.2 million of earn-out consideration will be paid in common stock and operating partnership units during the third quarter of 2015.

Acquisitions

The Company completed the acquisition of Superior Pointe, a 149,006 square foot multi-tenant building on June 17, 2015. The purchase price was $25.8 million or $173 per square foot. Superior Pointe is a 90% occupied Class A property in the growing Northwest/Boulder submarket. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.5% based on the purchase price.

The Company completed the acquisition of DTC Crossroads, a 190,703 square foot multi-tenant building on June 30, 2015. The purchase price was $35 million or $183 per square foot. DTC Crossroads is a 90% occupied Class A property located in the Denver Technological Center (“DTC”) submarket. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.6% based on the purchase price.

Subsequent to quarter end, the Company entered into an agreement of purchase and sale for the acquisition of Granite 190, a 307,400 square foot Class A multi-tenant property in Dallas, Texas for $54.4 million or $177 per square foot. Granite 190 is a two building property constructed in 2001 and 2008 that is 97% leased to a variety of strong credit tenants. It is well located in the growing Richardson/Plano submarket of Dallas with frontage on the President George Bush Turnpike. The property has quality amenities including nine foot clear ceiling heights, excellent window lines, one of the highest parking ratios in the submarket and large efficient 50,000 square foot floorplates that are well suited to the market’s corporate tenant base. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.5% based on the purchase price, inclusive of free rent credits funded by the seller at closing. The closing is anticipated to occur in late August 2015.

Subsequent Event – Secured Credit Facility

On July 14, 2015, the Company entered into a First Amendment and Joinder to its Amended and Restated Credit Agreement which increased the authorized borrowing capacity under the Credit Agreement from $35 million to $75 million. At June 30, 2015, the Secured Credit Facility had $35 million authorized and drawn. In addition, the Secured Credit Facility has an accordion feature that will permit the Company to borrow up to $150 million, subject to additional collateral availability and lender approval. The Credit Agreement has a maturity date of June 26, 2018, which may be extended to June 26, 2019 at the Company’s option subject to compliance with certain extension conditions set forth in the Secured Credit Facility. The Secured Credit Facility currently bears an interest rate of one month LIBOR plus 2.25%.

KeyBank National Association is acting as the Lead Arranger and Book Runner under the facility. In addition, BMO Harris Bank, N.A. and the Royal Bank of Canada are acting as participant lenders.

Capital Structure

As of June 30, 2015, the Company had total outstanding debt of approximately $241.1 million. 85.6% of the Company’s outstanding debt was fixed rate, with a weighted average maturity of 5.6 years.

Dividend

On June 15, 2015, the Company’s board of directors declared a cash dividend of $0.235 per share for the three months ended June 30, 2015. The dividend was paid to stockholders and common unitholders on July 17, 2015.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on August 6, 2015.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on August 6, 2015, continuing through 11:59pm Eastern Time on November 6, 2015 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10069282. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

FFO, Core FFO and AFFO are supplemental non-GAAP financial measures.

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

Adjusted Funds From Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. These factors include, but are not limited to, the Company’s ability to source and acquire properties on attractive terms, or at all; the Company’s expectations and forecasts of future leasing activity at its current and future properties, and the Company’s ability to accurately model the income yield, capitalization rate, and other financial metrics used to evaluate its properties. These and other material risks are described in the Company’s Annual Report on 10-K for the year ended December 31, 2014 and any other documents filed by the Company from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. The Company does not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances.

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	June 30, 2015	December 31, 2014
Assets
Real estate properties, cost
Land	$77,708	$66,204
Buildings and improvements	183,310	132,964
Tenant improvement	30,565	27,773
Furniture, fixtures and equipment	198	198

	291,781	227,139
Accumulated depreciation	(20,092)	(15,311)

	271,689	211,828

Cash and cash equivalents	11,293	34,862
Restricted cash	10,114	11,093
Rents receivable, net	11,635	7,981
Deferred financing costs, net of accumulated amortization	2,801	2,901
Deferred leasing costs, net of accumulated amortization	4,711	2,618
Acquired lease intangibles assets, net	33,583	29,391
Prepaid expenses and other assets	1,251	832

Total Assets	$347,077	$301,506

Liabilities and Equity
Liabilities:
Debt	$241,095	$189,940
Accounts payable and accrued liabilities	7,423	4,080
Deferred rent	1,197	2,212
Tenant rent deposits	2,078	1,862
Acquired lease intangibles liability, net	1,193	606
Dividend distributions payable	3,601	3,571
Earn-out liability	8,600	8,000

Total Liabilities	265,187	210,271

Commitments and Contingencies
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,417,230 shares issued and outstanding	124	123
Additional paid-in capital	92,270	91,308
Accumulated deficit	(19,664)	(11,320)

Total Stockholders’ Equity	72,730	80,111
Operating Partnership unitholders’ non-controlling interests	9,866	11,878
Non-controlling interests in properties	(706)	(754)

Total Equity	81,890	91,235

Total Liabilities and Equity	$347,077	$301,506

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Rental income	$10,196	$7,714	$20,237	$14,951
Expense reimbursement	1,145	503	2,036	953
Other	293	176	621	472

Total Revenues	11,634	8,393	22,894	16,376

Operating Expenses:
Property operating expenses	4,127	3,184	8,243	6,261
Acquisition costs	882	344	1,091	1,150
Stock based compensation	507	285	916	285
General and administrative	495	364	902	414
Base management fee	327	185	659	185
Depreciation and amortization	4,494	3,416	8,900	6,576

Total Operating Expenses	10,832	7,778	20,711	14,871

Operating income	802	615	2,183	1,505
Interest Expense:
Contractual interest expense	(2,103)	(1,785)	(4,112)	(3,955)
Amortization of deferred financing costs	(185)	(137)	(354)	(1,129)
Loss on early extinguishment of Predecessor debt	—	(1,655)	—	(1,655)

	(2,288)	(3,577)	(4,466)	(6,739)
Change in fair value of earn-out	(600)	(105)	(600)	(105)
Gain on equity investment	—	—	—	4,475
Equity in income of unconsolidated entity	—	—	—	—

Net loss	(2,086)	(3,067)	(2,883)	(864)
Less:
Net (income)/loss attributable to noncontrolling interests in properties	(134)	69	(255)	79
Net loss/(income) attributable to Predecessor	—	240	—	(1,973)
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	422	814	598	814

Net loss attributable to stockholders	$(1,798)	$(1,944)	$(2,540)	$(1,944)

Net loss per share:
Basic and diluted	$(0.15)	$(0.24)	$(0.21)	$(0.24)

Weighted average common shares outstanding:
Basic and diluted	12,365	8,058	12,328	8,058

Dividends/distributions declared per common share and unit	$0.235	$0.183	$0.235	$0.183

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(In thousands)

Three Months Ended June 30, 2015
Net loss	$(2,086)
Adjustments to net loss:
General and administrative	495
Contractual interest expense	2,103
Amortization of deferred financing costs	185
Depreciation and amortization	4,494
Acquisition costs	882
Stock based compensation	507
Base management fee	327
Loss on early extinguishment of Predecessor debt	—
Change in fair value of earn-out	600

Portfolio Net Operating Income (“NOI”)	$7,507
Net straight line rent adjustment	—
Net amortization of above and below market leases	141
Free rent funded by predecessor at closing of IPO	—

Portfolio Adjusted Cash NOI	$7,648
Non-controlling interests in properties - share in cash NOI	(327)

Adjusted Cash NOI (CIO share)	$7,321

City Office REIT, Inc.

Reconciliation of Net Income to Adjusted Funds from Operations

(Unaudited)

(In thousands, except share and per share data)

Three Months Ended June 30, 2015
Net loss attributable to stockholders	$(1,798)
(+) Depreciation and amortization	4,494
(-) Operating Partnership unitholders’ noncontrolling interest	(422)
(-) Net loss attributable to Predecessor	—

2,274

Non-controlling interests in properties:
(-) Share of net loss	134
(-) Share of FFO	(243)

Funds from Operations (“FFO”)	$2,165

(+) Acquisition costs	882
(+) Stock based compensation	507
(+) Loss on early extinguishment of Predecessor debt	—
(+) Change in fair value of earn-out	600

Core FFO	$4,154

(-) Net straight line rent adjustment	—
(+) Net amortization of above and below market leases	141
(+) Net amortization of deferred financing costs	179
(-) Net recurring tenant improvement	(16)
(-) Net recurring leasing commissions	(824)
(-) Net recurring capital expenditures	(343)
(+) Free rent funded at closing	—

Adjusted Funds from Operations (“AFFO”)[1]	$3,291

Core FFO per share and common unit	$0.27

AFFO per share and common unit[1]	$0.21

Dividends per share and common unit	$0.235
Core FFO Payout Ratio	88%
AFFO Payout Ratio[1]	112%

(1)	The Adjusted Funds from Operations for the three months ended June 30, 2015 include $821,074 of lease commissions in connection with the signing of the D&B lease in the current quarter. Without these costs AFFO was $4.1 million, AFFO per share and common unit was $0.26 and the AFFO Payout ratio was 96%.

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com